Exhibit 19.1
KBR, INC.
TRADING IN COMPANY SECURITIES

1.0PURPOSE
This Procedure establishes additional restrictions on trading in Company securities by Insiders and their Immediate Family Members and Affiliated Entities that supplement the restrictions set forth in the Code of Business Conduct Policy – Insider Trading. This Procedure also implements certain exceptions to, and additional restrictions to, the Code of Business Conduct Policy – Insider Trading applicable to all Insiders, Employees and Agents.
2.0SCOPE
This Procedure applies to Company’s operations worldwide.
3.0PROCEDURE
3.1RESTRICTIONS FOR INSIDERS AND THEIR RESPECTIVE IMMEDIATE FAMILY MEMBERS AND AFFILIATED ENTITIES
Because of their access to confidential information on a regular basis, Insiders and their respective Immediate Family Members and Affiliated Entities are subject to additional restrictions on trading in Company securities under this Procedure beyond what is set forth in the Code of Business Conduct Policy – Insider Trading. The General Counsel will maintain the list of Insiders and shall notify each of them with respect to this designation.
3.1.1Pre-Clearance
Except for transactions set forth in Section 3.2 below, all Directors, Section 16 Officers and their respective Immediate Family Members and Affiliated Entities must obtain prior clearance before executing any transfers of Company securities, including but not limited to (i) exercising any stock options acquired pursuant to a Benefit Plan, (ii) transfers to family members (Immediate Family Members or otherwise), trusts and other estate-planning vehicles, (iii) transfers that constitute bona fide gifts, including charitable donations and (iv) transfers from the Insider’s Morgan Stanley account to any other of such Insider’s brokerage accounts. Such requests for clearance are to be submitted to the General Counsel and the Corporate Secretary’s Office at corpsecretary@kbr.com and are subject to their approval. The General Counsel and the Corporate Secretary’s Office are under no obligation to approve any proposed transactions.
Each proposed transaction will be evaluated to determine whether the transferor is subject to a blackout period at the time of the transaction, and the transferor must confirm that he/she is not in possession of material nonpublic information at the time of the transaction. Clearance of a transaction is valid only for a five-business-day period, beginning from the date the request is approved. If the transaction order is not placed within that five-business-day period, the transferor must not trade until he or she has requested and received clearance for the new date of the transaction.

3.1.2Blackout Periods
Except as set forth below in Section 3.2 below, all orders to purchase or sell Company securities, including "broker-assisted cashless option exercises," as well as transfers and gifts, other than gifts that have been pre-approved by the General Counsel or by the Corporate Secretary’s Office, are subject to the blackout periods described herein, unless such purchases, sales, gifts and transfers are done pursuant to a 10b5-1 Plan in accordance with Section 3.3 below. The blackout period is in addition to the general restrictions on trading applicable to all Insiders, Employees and Agents pursuant to this Procedure, the Code of Business Conduct Policy – Insider Trading and applicable law. Approval for a trade during the blackout period will be given by the General Counsel only in exceptional circumstances and only in the event the Insider is not actually in possession of material nonpublic information.
oQuarterly blackouts. Because the announcement of the quarterly and annual earnings of the Company almost always has the potential to have a material effect on the market for the Company’s securities, Insiders may not trade in the Company’s securities during a period beginning 10 calendar days prior to the end of a fiscal quarter and ending two business days after the public dissemination of the Company’s earnings release for that fiscal quarter or year, as the case may be. For purposes of example, if the earnings release is published prior to the opening of the NYSE trading on a Tuesday, the blackout period ends at the opening of the NYSE trading on Thursday, and if the earnings release is published after close of NYSE trading on Tuesday, the blackout period ends at the opening of the NYSE trading on Friday. The General Counsel will send a reminder notice to Insiders at the beginning and end of the blackout period, but this Procedure is deemed to be in effect on the schedule described above even if no notice is given.
oOther blackouts. From time to time, situations may occur where there is information known by management or certain groups of or individual Employees and/or Agents that has the potential to be material when released. In any such situation, at the discretion of the General Counsel, in consultation with the Chief Executive Officer and Chief Financial Officer, a blackout period may be imposed to be in effect for so long as deemed necessary or appropriate. To maintain confidentiality, at the discretion of the General Counsel, the existence of the blackout period may be announced only to those who are aware of the information giving rise to the blackout. If, however, a designated Employee requests permission to trade in the Company’s securities during the blackout period, pursuant to the pre-clearance requirements of this Procedure, the General Counsel will inform the Employee on a confidential basis of the existence of the blackout period, without disclosing the reason for the blackout. Any Employee made aware of the existence of a blackout period pursuant to this Procedure may not disclose the existence of the blackout period to any other person. When the blackout period has concluded, the
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General Counsel will notify any Employees previously informed of the blackout period.
3.2EXCEPTIONS
The following transactions are not considered to be placements of a purchase or sale order and are not subject to this Procedure or the Code of Business Conduct Policy – Insider Trading:
•Acquisition of restricted stock, stock options, or common stock issued pursuant to a Benefit Plan or the cancellation or forfeiture of stock or options pursuant to a Benefit Plan, but not the exercise of stock options or the sale of the acquired stock;
•Vesting of stock options or shares of restricted stock pursuant to a Benefit Plan and any related withholding to pay income taxes;
•Purchase of shares pursuant to the Company’s Employee Stock Purchase Plan, but not the sale of the acquired shares; and
•Sales or transfers of the Company’s securities back to the Company.
3.3RULE 10b5-1 TRADING PLANS
A 10b5-1 Plan provides an affirmative defense for insider trading liability under Rule 10b-5 for transactions made pursuant to a previously established written contract, plan or instruction to purchase or sell Company securities. All Insiders, Employees and Agents subject to the trading restrictions set forth in this Procedure may, notwithstanding such restrictions, purchase or sell the Company’s securities without regard to whether such purchase or sale is within a blackout period or whether such person has material non-public information, if such purchase or sale is made pursuant to a valid 10b5-1 Plan, which is adopted and administered in compliance with the following:
•An Insider, Employee or Agent may only enter into a 10b5-1 Plan when such person is (i) not subject to a blackout period, and (ii) not in possession of material non-public information. Any modifications or terminations of such 10b5-1 Plans may only occur during periods when the requirements of (i) and (ii) above are met.
•Any Director or Section 16 Officer adopting a new 10b5-1 Plan or making a Termination Modification must certify in writing, in the terms of the 10b5-1 Plan, at the time of such adoption or Termination Modification, that: (1) they are not in possession of material non-public information about the Company or the Company’s securities; and (2) they are adopting or modifying the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•All 10b5-1 Plans must:
obe written and signed by the person adopting the 10b5-1 Plan and constitute a binding contract to purchase or sell the Company’s securities;
oprovide that all trades made under the 10b5-1 Plan be done through a third-party registered broker-dealer;
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ospecify the price(s), amount and date(s) of trades, or provide a written formula, algorithm, or computer program for determining such information;
onot be a single-trade 10b5-1 Plan made within 12 months of a previous single-trade 10b5-1 Plan;
oinclude a Cooling Off Period;
onot overlap with any other existing 10b5-1 Plan covering trading over the same time period by the same person;
obe adopted or modified in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the Securities Laws, and the Insider, Employee or Agent adopting or modifying the 10b5-1 Plan must at all times act in good faith with respect to the 10b5-1 Plan;
opermit its suspension or termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
osatisfy any other requirements of Rule 10b5-1, as may be promulgated by the SEC; and
owith respect to Insiders only, (a) receive prior approval by the General Counsel, who may exercise absolute discretion in approving or disapproving any adoption or modification (including but not limited to Termination Modifications) of a 10b5-1 Plan and (b) be shared with the Corporate Secretary’s Office for the Company’s records.
•Following the termination or any Termination Modification of a 10b5-1 Plan, the Insider, Employee or Agent participating in such 10b5-1 Plan will be subject to a new Cooling Off Period. Notification to the General Counsel, but not prior approval, is required for termination of a 10b5-1 Plan.
•Trading under 10b5-1 Plans will cease during any Benefit Plan blackout periods. The Company will provide advance written notice of any such Benefit Plan blackout periods.
•In addition to the approval requirements set forth above (with respect to Insiders only), all Insiders, Employees and Agents must provide to the General Counsel any information that the Company may request regarding the adoption, modification (including, but not limited to, any Termination Modification) and termination of any 10b5-1 Plan, and such information may be required to be disclosed in the Company’s Form 10-Q or 10-K.
•All Directors and Section 16 Officers must promptly provide to the General Counsel information on trades made pursuant to a 10b5-1 Plan in order for such trades to be reported on Form 4 within two business days of the trade.
•Any Insider adopting a 10b5-1 Plan acknowledges that no trading in the Company’s securities may occur outside of a 10b5-1 Plan during the entire duration of such 10b5-1 Plan, other than (i) sales of the Company’s securities in a public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, or (ii) sales of the Company’s securities
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tendered into a tender or exchange offer for the Company’s securities pursuant to a Schedule TO filing with the SEC.
While a 10b5-1 Plan will allow an Insider, Employee or Agent to purchase or sell securities even if they come into possession of material non-public information after implementing the 10b5-1 Plan, such persons remain obligated for transactions outside the 10b5-1 Plan to observe all other prohibitions on trading on material non-public information.
3.4ADDITIONAL TRADING RESTRICTIONS
3.4.1Speculation
The Company prohibits all Employees, Insiders and Agents from
(i)Speculative trading in Company securities, i.e., trading in short-term price fluctuations and volatility of the value of Company securities;
(ii)Engaging in hedging transactions using Company securities, including hedging or pledging any equity compensation or the Company securities that they hold directly;
(iii)“Short selling” Company securities, including a sale of Company securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”); and
(iv)Trading derivative securities, such as put or call options, swaps or collars related to Company securities.
3.4.2Trading in Other Securities
No Employee, Insider or Agent shall place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another company (or related derivative securities, such as put or call options) if the Employee, Insider or Agent learns in the course of his or her position or employment confidential information about the other company that is likely to affect the value of the securities of the other company. For example, it would be a violation of this Procedure and the Securities Laws if an Employee learned through Company sources that the Company intended to purchase assets from another company and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.
3.4.3Dividend Reinvestment Plans
No Director or Section 16 Officer may participate in a dividend reinvestment plan, whether or not administered by the Company.
3.5ADDITIONAL PROVISIONS
3.5.1Equal Access
No preferential treatment will be given to any shareholder, potential investor or security analyst; therefore, the release to any such person of any material financial or operating data relating to the Company must be available to all such people. The Company will comply with Regulation
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FD with respect to any such release of material financial or operating data relating to the Company.
3.5.2Forecasts
If appropriate "safe harbor" disclosures are made in advance, revenue and profit trends may be forecasted in general terms. It is the Company's policy, however, not to make any specific public projections of future operating results unless such forecast is specifically approved by the Chief Financial Officer.
3.5.3Authority to Release
No financial data regarding the Company will be released to the public except as authorized, specifically or generally, by the Chief Financial Officer.
3.5.4Analysts
Due to the sensitive nature of investor relations and federal regulations relating thereto, all interviews with shareholders, potential investors and security analysts must be coordinated through the Director/Vice President-Investor Relations.
3.6CERTAIN PROCESSES
3.6.1Leaks of Insider Training
When leaks of material non-public information are suspected, rumored or discovered, such information must be reported immediately to the General Counsel.
3.6.2Announcements and News Releases
All announcements and news releases subject to statutes and regulations herein discussed must be coordinated among the Chief Financial Officer or General Counsel and the Director/Vice President-Investor Relations.
3.6.3Uncertainty as to Responsibilities under this Procedure
If an Insider, Employee or Agent desiring to purchase or sell any Company securities is uncertain as to his or her responsibilities hereunder, such a person should contact the Corporate Secretary’s Office. Any action on the part of the Company, the General Counsel, the Corporate Secretary’s Office or any other employee or director pursuant to this Procedure (or otherwise), including pre-clearance of any transactions or trading plans, does not in any way constitute legal advice or insulate an Insider, Employee or Agent from liability under applicable securities laws.
4.0DEFINITIONS
10b5-1 Plan means a written contract, plan or instruction to purchase or sell securities designed to be compliant with Rule 10b5-1.
Affiliated Entities means any entity (including trusts and other estate-planning vehicles) over which an Insider may exercise direct or indirect control.
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Agent means any consultant, advisor or contingent or contract worker that provides services to the Company or has temporary work assignments with the Company.
Benefit Plan means a benefit plan, 401(K) plan or incentive plan of the Company.
Board means the board of directors of the Company.
Code of Business Conduct Policy – Insider Trading means the Company’s Code of Business Conduct Policy on the Use and Public Disclosure of Material Nonpublic Information.
Cooling Off Period means the period during which a person is prohibited from trading in the Company’s securities, and the Company’s securities may not be traded for such person’s benefit, following the adoption, termination or Termination Modification of a 10b5-1 Plan. For Directors and Section 16 Officers, the period is the later of (i) two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the 10b5-1 Plan was adopted, modified or terminated and (ii) 90 calendar days. For all other Employees, the period is 30 calendar days.
Company means KBR Inc., a Delaware corporation, its business units, subsidiaries, and successors.
Corporate Secretary’s Office means the Corporate Secretary of the Company and his or her team. Correspondence to the Corporate Secretary’s Office shall be made to corpsecretary@kbr.com.
Director means a director on the Board.
Employee means an employee of the Company, including both full-time and part-time employees.
General Counsel means the general counsel of the Company, or his or her designee, as may be determined from time to time.
Immediate Family Members means an Insider’s spouse, other persons living in such Insider’s household and such Insider’s minor children.
Insiders means (i) all Directors, (ii) Section 16 Officers and their administrative assistants and (iii) all Employees having access to the Company’s internal consolidated financial statements and operating results prior to those being released to the public, as identified by the General Counsel from time to time.
Rule 10b-5 means Rule 10b-5 as promulgated under the Securities Exchange Act of 1934, as amended.
Rule 10b5-1 means Rule 10b5-1 as promulgated under the Securities Exchange Act of 1934, as amended.
SEC means the Securities and Exchange Commission.
Section 16 Officer means any officer of KBR Inc. who is subject to Section 16 of the Securities Exchange Act of 1934, as amended. Section 16 Officers are designated by the Board, and the list is maintained by the Corporate Secretary’s Office.
Securities Laws means the federal securities laws of the United States.
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Termination Modification means any modification to (i) the amount of securities to be traded under a 10b5-1 Plan, (ii) the date(s) or price(s) at which securities are to be traded under a 10b5-1 Plan or (iii) any similar terms.
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